EXHIBIT 12.1

                               TYCO TOYS, INC.
            SCHEDULE OF COMPUTATIONS OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIOS)


                                                YEARS ENDED DECEMBER 31,                         MARCH 31,
                               ----------------------------------------------------------------------------------
                                  1991      1992        1993        1994         1995        1995         1996
                               --------- ---------  ----------- -----------  ----------- -----------  -----------
Income (loss) before income
 taxes and extraordinary loss   $27,194    $30,136    $(83,340)   $(31,473)    $(28,234)   $(10,293)    $(15,688)
Add fixed charges:
 Interest expense ............   19,676     13,274      23,487      30,913       28,026       5,865        5,276
 Portion of rent expense
 indicative of the interest
 factor therein ..............    2,842      3,711       4,945       4,982        5,174       1,148        1,215
                               --------- ---------  ----------- -----------  ----------- -----------  -----------
  Total fixed charges ........   22,518     16,985      28,432      35,895       33,200       7,013        6,491
                               --------- ---------  ----------- -----------  ----------- -----------  -----------
Earnings (loss) before income
 taxes and fixed charges  ....  $49,712    $47,121    $(54,908)   $  4,422     $  4,966    $ (3,280)    $ (9,197)
                               ========= =========  =========== ===========  =========== ===========  ===========
Fixed charges ................  $22,518    $16,985    $ 28,432    $ 35,895     $ 33,200    $  7,013     $  6,491
Preferred stock dividends  ...       --         --          --       2,157        3,200         784          827
                               --------- ---------  ----------- -----------  ----------- -----------  -----------
Fixed charges and preferred
 stock dividends .............  $22,518    $16,985    $ 28,432    $ 38,052     $ 36,400    $  7,797     $  7,318
                               ========= =========  =========== ===========  =========== ===========  ===========
Ratio of earnings to fixed
 charges and preferred stock
 dividends ...................      2.2x       2.8x         --(1)       --(1)        --(1)       --(1)        --(1)
                               ========= =========  =========== ===========  =========== ===========  ===========


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(1)    For the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996, the Company's earnings were insufficient to cover the fixed charges by $83,340, $33,630, $31,434, $11,077 and $16,515, respectively.